EXHIBIT 99.1



Contact: Ira Lamel, CFO                              Jeremy Fielding
         The Hain Celestial Group, Inc.              Kekst and Company
         631-730-2200                                212-521-4800


                   HAIN CELESTIAL ACQUIRES WALNUT ACRES BRAND
                         AND PARENT COMPANY ACIRCA INC.

         Hain Celestial Expands into High Growth Organic Juice Category
                    With Well-Established Walnut Acres Brand


MELVILLE, NY, June 17, 2003 - The Hain Celestial Group (NASDAQ:HAIN), the leading natural and organic food company, today announced that it has acquired privately-held Acirca, Inc., the owner of the Walnut Acres brand of organic fruit juices, soups, pasta sauces and salsas. The transaction is expected to be neutral to Hain Celestial's earnings in the 2004 fiscal year and accretive by $0.02-0.04 per share in the 2005 fiscal year.

Since June 2000, the financial and investment group Acirca, Inc. has expanded Walnut Acres, its premier certified organic food and beverage brand by integrating a series of organic brands including Mountain Sun, ShariAnn's, Millina's Finest, and Frutti di Bosco into its Walnut Acres flagship. Beginning with the start of the Company's 2004 fiscal year on July 1, 2003, The Hain Celestial Group will expeditiously integrate these brands into its existing business units, similar to its Imagine acquisition, as Acirca does not own any manufacturing facilities.


Irwin D. Simon, Chairman, President and Chief Executive Officer of the Hain Celestial Group said, "We are excited to bring the well known Walnut Acres brand into our portfolio of natural and organic products. Founded in 1946, Walnut Acres is America's original organic food brand, and is respected throughout our industry as a gold standard for quality. As part of the Hain Celestial Group, we will enhance its reputation, while remaining true to its heritage - it will be one of our brands in which virtually every product carries the USDA Organic seal.

"This acquisition provides us with our first entry into the high growth juice category with Walnut Acres' excellent organic juices. With Hain Celestial's expertise and experience in different beverage formats, including refrigerated, aseptic and for kids, we will create multiple new opportunities for Walnut Acres juice. Additionally, through our distribution network and our industry knowledge, we will expand Walnut Acres juices into a variety of sales channels.

"Walnut Acres will also create marketing and sales synergies for other Hain Celestial brands. For example, Walnut Acres pasta sauces, coupled with Our DeBoles pasta, will


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provide consumers with an all natural combination, and its outstanding salsas will be the perfect accompaniment to our Garden of Eatin' Tortilla Chips. And while we are already the leader in natural soups with Health Valley and Imagine Organic, Walnut Acres, with its excellent jarred soup products provides retailers and consumers with a full line of soups from Hain Celestial, packaged in any way consumers prefer, whether it be jars, cans, shelf stable aseptic, or in dry cups," concluded Mr. Simon.


Terms of the acquisition were not disclosed. The Walnut Acres brands are expected to add approximately $20 million in sales to Hain Celestial.

About The Hain Celestial Group

The Hain Celestial Group, headquartered in Melville, NY, is a natural, specialty and snack food company. The Company is a leader in 13 of the top 15 natural food categories, with such well-known natural food brands as Celestial Seasonings (R) teas, Walnut Acres(R), Hain Pure Foods(R), Westbrae(R), Westsoy(R), Rice Dream(R), Soy Dream(R), Imagine(R), Arrowhead Mills(R), Health Valley(R), Breadshop's(R), Casbah(R), Garden of Eatin(R), Terra Chips(R), Yves Veggie Cuisine(R), The Good Dog (R), The Good Slice(R), DeBoles(R), Lima(R), Biomarche(R), Grains Noirs(R), Earth's Best(R), and Nile Spice. The Company's principal specialty product lines include Hollywood(R) cooking oils, Estee(R) sugar-free products, Kineret(R) kosher foods, Boston Better Snacks(R), and Alba Foods(R). The Hain Celestial Group's website can be found at www.hain-celestial.com.


Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the Company's control. Statements made in this Press Release that state the intentions, beliefs expectations or predictions of The Hain Celestial Group and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in filings of The Hain Celestial Group with the U.S. Securities and Exchange Commission. Copies of these filings may be obtained by contacting The Hain Celestial Group or the SEC.

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